Exhibit 16.1

November 15, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

     We refer to our letter dated September 14, 2004 included as Exhibit 16.1 of Form 8-K dated September 14, 2004, of CoSine Communications, Inc. We have read Item 4.01 of Form 8-K/A dated November 15, 2004, of CoSine Communications, Inc., and are in agreement with the statements contained in the first and second sentences of the first paragraph and the third paragraph on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP